Exhibit 99.1

News Release

Contacts:	Media	Analysts
	Manny Goncalves	Magda Palczynska
	+1 212 635 1568	+1 212 635 8529
	manuel.goncalves@bnymellon.com	magda.palczynska@bnymellon.com

Thomas P. (Todd) Gibbons Appointed Interim CEO of BNY Mellon and member of the Board of Directors

Joseph Echevarria appointed Non-Executive Chairman of the Board

NEW YORK, September 27, 2019 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) announced today that Thomas P. (Todd) Gibbons, a 30-year veteran of the company, has been appointed by the Board of Directors as interim Chief Executive Officer and a member of the Board, effective immediately. He succeeds Charles W. Scharf, who informed the Board of his decision to step down from his CEO and Board roles. Joseph Echevarria, a member of BNY Mellon’s Board of Directors since February 2015 and Lead Independent Director, has been appointed Non-Executive Chairman of the Board.

Mr. Echevarria said, “On behalf of the Board of Directors, we thank Charlie for his contributions to BNY Mellon. We look forward to the continuity provided by Todd’s appointment. Todd is an accomplished and respected leader who is well known to all of our stakeholders. He has been a driving force behind the development and execution of our strategic vision and transformation, and that will continue.”

Mr. Gibbons served for nine years as BNY Mellon’s Chief Financial Officer and most recently as Vice Chairman and CEO of Clearing, Markets and Client Management, where he oversaw the Pershing clearing business; the trading, financing, collateral and liquidity management solutions delivered through the Markets business; treasury services and commercial payment activities; the U.S. government securities clearance and U.S. tri-party repo businesses delivered through BNY Mellon Government Securities Services Corp; credit services; global client management; and regional area management. Under his leadership, these businesses have experienced growth and strong performance.

Mr. Gibbons said, “I firmly believe that our long-term strategy will continue to position the company as a leader. While we have made significant progress in the last few years, we must continue to drive improved performance and innovation across the company. I am committed to working with our team to execute on our plans for the benefit of all of our stakeholders. As always, we will put our clients first, remain a strong and trusted partner, enhance our diverse and inclusive culture, and define BNY Mellon as the employer of choice.”

About BNY Mellon

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. As of June 30, 2019, BNY Mellon had $35.5 trillion in assets under custody and/or administration, and $1.8 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

News Release

Thomas P. (Todd) Gibbons

Mr. Gibbons currently serves as the interim Chief Executive Officer of BNY Mellon. Since 2017, Mr. Gibbons has been a Vice Chairman of BNY Mellon and CEO of Clearing, Markets and Client Management. In that role he oversaw the Pershing clearing business; the trading, financing, collateral and liquidity management solutions delivered through the Markets business; treasury services and commercial payment activities; the U.S.

government securities clearance and U.S. tri-party repo businesses delivered through BNY Mellon Government Securities Services Corp; credit services; global client management; and regional area management. From 2008 through 2017, he served as CFO. Previously, for nearly a decade he was Chief Risk Officer, overseeing credit, operational and market risk management of the company and The Bank of New York.

Mr. Gibbons also served as CFO of The Bank of New York for almost a year prior to the merger. He first joined The Bank of New York in 1986 and held top management positions in the capital markets business, including head of global treasury, with responsibility for asset and liability management, funding, money market trading, swaps and derivative products. Prior to joining The Bank of New York, he was assistant treasurer at Handy and Harman, a leading refiner, processor and fabricator of precious metals.

Mr. Gibbons is a member of BNY Mellon’s Executive Committee, the organization’s most senior management body. He is also a director of BNY Mellon’s European Bank, The Bank of New York Mellon SA/NV, and serves on the advisory board of Wake Forest University’s Business School.

He holds a B.S. in Business Administration from Wake Forest University and an MBA from Pace University.

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